EXHIBIT NO. 99.1: Press release of Alcan Inc., dated April 16, 2003.

Press Release

FOR IMMEDIATE RELEASE

     ALCAN ANNOUNCES HIGHER FIRST QUARTER OPERATING EARNINGS:
     GAAP EARNINGS DECLINE ON NON-CASH FOREIGN EXCHANGE IMPACT

HIGHLIGHTS

  Quarterly operating earnings up 15% year-over-year despite weak economic conditions

  GAAP net income down 85% due mainly to non-cash foreign currency translation impacts

  Cash from operating activities up 14% year-over-year to US$294 million

  Diversified business mix, improved cost efficiencies and higher volumes help offset higher fuel, recycled metal and pension expenses

MONTREAL, CANADA - April 16, 2003 - Alcan Inc. (NYSE, TSX: AL) today reported first quarter GAAP net income of US$0.04 per share compared to US$0.26 per share a year earlier and US$0.08 per share in the final quarter of 2002.  Excluding foreign currency balance sheet translation effects and Other Specified Items, first quarter operating earnings of US$0.38 per share compared to US$0.33 per share a year ago and US$0.38 per share in the fourth quarter of 2002.

"This is our fourth consecutive quarter of improved operating earnings year-over-year despite ongoing economic headwinds," said Alcan President and CEO Travis Engen.  "I am pleased that we've been able to keep delivering stronger results under adverse conditions. The steps we've taken to increase profitability have kept us on track to build long-term value throughout volatile markets."

Alcan presents operating earnings in addition to GAAP net income as the Company believes they provide a more meaningful basis for evaluating underlying earnings trends. Foreign currency balance sheet translation effects, which are primarily non-cash, result from movements in exchange rates that can be pronounced from quarter to quarter, but often average out over time.  Similarly, Other Specified Items by definition are not part of the ongoing revenues and costs of the Company's operations.

The GAAP results for the first quarter of 2003 included a non-cash, after-tax charge of US$96 million (US$0.30 per share) for the effects of foreign currency balance sheet translation in addition to Other Specified Items, after-tax, of US$13 million (US$0.04 per share) that comprised mainly tax adjustments relating to prior years.   Foreign currency balance sheet translation effects and Other Specified Items, after-tax, reduced earnings by US$21 million (US$0.07 per share) in the first quarter a year ago, and by US$98 million (US$0.30 per share) in the fourth quarter of 2002.

CONSOLIDATED REVIEW

	FIRST QUARTER		FOURTH QUARTER
(US$ millions, unless otherwise noted)	2003	2002	2002
Sales & operating revenues	3,273	2,937	3,180
Shipments (thousands of tonnes)
Ingot products[1]	338	315	396
Rolled products	511	497	503
Conversion of customer-owned metal	105	75	119
Aluminum used in engineered products & packaging	147	126	141
Total aluminum volume	1,101	1,013	1,159
Ingot product realizations (US$ per tonne)	1,578	1,497	1,498
Average London Metal Exchange 3-month price (US$ per tonne)	1,392	1,395	1,359
Operating earnings - excluding foreign currency balance sheet translation and Other Specified Items	122	107	124
Foreign currency balance sheet translation	(96)	(14)	(12)
Other Specified Items	(13)	(7)	(86)
GAAP Net income	13	86	26

1 includes primary and secondary ingot and scrap, as well as shipments resulting from trading activities

Year-over-year, sales and operating revenues for the quarter improved by 11% as a result of increased aluminum shipments and other fabricated product volumes, better ingot product realizations, the stronger Euro and a higher-value product mix, despite pricing pressure in Engineered Products and Packaging.  Higher LME prices and market premiums, the stronger Euro and improved Engineered Products and Packaging volumes strengthened results compared to the fourth quarter, despite lower aluminum shipments.

Total aluminum volume of 1,101 thousand tonnes (kt) was 9% higher than a year earlier, but 5% lower than the preceding quarter. The year-over-year increase reflects the recently acquired interest in the Alouette smelter in Quebec; production restarts in Kitimat, British Columbia and in Brazil, and improved rolled product shipments in Europe and South America.  Compared to the previous quarter, volume decreased as a result of seasonally lower smelter production and decreased rolled product shipments in North and South America.

Ingot product realizations of US$1,578 per tonne increased by US$81 per tonne from the year-ago quarter, despite a slight decrease in the London Metal Exchange (LME) price, mainly reflecting higher market premiums.  Compared to the previous quarter, realizations improved by US$80 per tonne in line with LME prices and the increase in market premiums.

First quarter operating earnings were US$122 million compared to US$107 million in the year-ago quarter, despite an US$18 million increase in pension expense.  Benefits from the Company's restructuring and merger-related synergies programs, higher overall volumes and better product mix more than offset rising fuel and recycled metal costs, as well as higher depreciation expense. On a quarter-over-quarter basis, operating earnings were largely unchanged.  The benefits from increased sales were offset by higher fuel, recycled metal and pension expenses.

For the quarter, GAAP net income of US$13 million compared to US$86 million in the year-ago quarter and US$26 million in the previous quarter. The differences were largely due to the unfavourable effects of foreign currency balance sheet translation compared to both prior periods, partially offset by a decrease in Other Specified Items relative to the fourth quarter of 2002.

Starting in 2003, the Company will present EVA® as a range of numbers using two weighted average costs of capital (WACC) that are better aligned with current capital markets. This approach reflects the dynamic nature of capital costs over time and the differing methodologies used to calculate them. Prior period amounts have been restated accordingly.  Since Alcan uses EVA® as its primary measure for variable compensation, it will continue to use a fixed WACC of 10% for internal purposes.

Economic Value Added (EVA®)	FIRST QUARTER		FOURTH QUARTER
(US$ millions)	2003	2002	2002
At WACC of 9% At WACC of 8%	(163) (127)	(163) (127)	(154) (118)

®EVA is a registered trademark of Stern, Stewart & Company. There is no comparable GAAP measure.

SEGMENT REVIEW

	FIRST QUARTER		FOURTH QUARTER
(US$ millions)	2003	2002	2002
EBITDA
Bauxite, Alumina and Specialty Chemicals	54	64	44
Primary Metal	214	214	201
Rolled Products, Americas and Asia	80	92	95
Rolled Products, Europe	47	30	30
Engineered Products	23	27	19
Packaging	93	76	91
EBITDA from operating segments (sub-total)	511	503	480
Depreciation & amortization	(231)	(205)	(224)
Restructuring, impairment and other special charges	(2)	(14)	(42)
Intersegment, corporate offices and other	(74)	(70)	(103)
Interest	(49)	(50)	(51)
Income taxes	(141)	(78)	(30)
Minority interests	(1)	-	(4)
Net income	13	86	26

Segments

First quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of US$54 million for Bauxite, Alumina and Specialty Chemicals were 16% lower than in the previous year.  Benefits from cost initiatives, higher alumina realizations and favorable caustic soda prices were more than offset by increased foreign currency balance sheet translation losses and higher energy costs.  Compared to the preceding quarter, EBITDA increased by 23% mainly due to higher alumina selling prices which lag the LME price by one quarter, partially offset by higher foreign currency balance sheet translation losses resulting from the quarter-to-quarter strengthening in the Canadian and Australian dollars.

For Primary Metal, EBITDA of US$214 million for the first quarter was unchanged from the year-ago quarter and 6% higher than the preceding quarter. The results relative to both comparable periods were favourably affected by the benefits from merger synergies, restructuring programs and other profit improvement initiatives and improved ingot product realizations; offset by significantly higher foreign currency balance sheet translation charges and cost increases related to currency, fuel and pensions. Compared to the year-ago quarter, earnings also reflected higher sales volumes from the acquisition of a 40% interest in the Alouette smelter in Quebec and production restarts, as well as increased power sales.  Losses on foreign currency balance sheet translation and the currency-related increase in operating costs resulted primarily from the strengthening of the Canadian dollar during the quarter.

EBITDA for Rolled Products Americas and Asia, at US$80 million, was 13% lower than in the previous year.  Favourable volumes were more than offset by the unfavourable impact of metal price lags, recycled metal spreads, and a stronger Korean won.  Compared to the preceding quarter, EBITDA decreased by 16%, despite cost improvements, due to the impact of higher energy costs, unfavourable metal price lags, lower volumes and higher recycled metal spreads.

Driven by an 11% increase in shipments as well as the streamlining of operations, Rolled Products Europe EBITDA, at US$47 million for the first quarter, improved substantially from the US$30 million in the previous year.  Results also increased by US$17 million from the previous quarter due to seasonally higher volumes. Earnings relative to both prior periods benefited from a stronger Euro and continued cost improvements.

EBITDA for Engineered Products, at US$23 million, was lower by 15% compared to the same quarter in 2002.  Despite solid improvements in extrusion and composite volumes and a stronger Euro, EBITDA for the North American Cable business was US$9 million lower due to weak energy cable and building wire markets.  EBITDA was 21% higher than the previous quarter due to better volumes, mainly in extrusion and composite markets, and the stronger Euro; partly offset by price erosion in North American energy cable and building wire markets.

Packaging Group EBITDA, at US$93 million, increased by US$17 million compared to the same quarter in 2002 and was US$2 million higher than the previous quarter.  The improvement over both periods was driven by cost saving initiatives, and the positive impact of a stronger Euro which lead to higher revenues (17% increase in continuing businesses compared to the year-ago quarter).

Reconciliation to net income

Depreciation and amortization of US$231 million was 13% higher than the year-ago quarter, largely due to the acquisition of Alouette, and 3% higher than the previous quarter.

 "Intersegment, corporate offices and other" includes the elimination of profits on intersegment sales of aluminum as well as other non-operating items.  Rising LME prices and seasonally higher inventories resulted in an unfavourable impact from such profit eliminations.  Corporate office expenses decreased relative to both prior periods due to lower consultanting fees, despite increases in pension costs.  The fourth quarter of 2002 included a provision of US$100 million for the previously announced ruling on a contract dispute with Powerex partially offset by a gain on the sale of more than half of the Company's portfolio investment in Nippon Light Metal Company, Ltd.

There was little change in interest expense of US$49 million.  Debt as a percent of invested capital at March 31, 2003 declined to 30%, compared to 31% at the end of the fourth quarter of 2002 and 32% for the year-ago quarter, resulting from continued financial discipline that was reflected in strong free cash flows.

The Company's effective GAAP tax rate was 91% in the quarter, reflecting the effects of foreign currency balance sheet translation and Other Specified Items.  Excluding these items, the Company's effective tax rate was 36%.

For the first quarter of 2003, the average number of common shares outstanding was 321.5 million compared to 321.0 million in the year-ago quarter and 321.4 million in the fourth quarter of 2002.  At March 31, 2003, 321.6 million shares were outstanding.

OUTLOOK

The Company expects to continue to benefit from cost reduction initiatives as well as recently completed investments.  Based on an average LME aluminum price of about US$1,335 per tonne, Alcan currently expects that operating earnings per common share, excluding foreign currency balance sheet translation effects and Other Specified Items, will be between US$0.37 and US$0.47 for the second quarter of 2003.

Management does not provide guidance on GAAP earnings per share because changes in foreign exchange rates and Other Specified Items that form part of GAAP measures are, by their nature, often unpredictable.  Sensitivities to exchange rates and metal prices are provided below:

Estimated after-tax effect on Alcan's GAAP net income of:

	Change in full year average*	US$M	US$ per share

Exchange rate on long-term profitability (annual)
Canadian dollar	+1 US cent	$ (11)	$ (0.03)
Euro	+1 US cent	$ 4	$ 0.01

Exchange rate on balance sheet translation *
Canadian dollar	+1 US cent	$ (17)	$ (0.05)
Australian dollar	+1 US cent	$ (6)	$ (0.02)

Metal price on long-term profitability (annual)	+US$100/t	$120	$ 0.37
Aluminum

* Except for balance sheet translation which is point-in-time.

ALCAN INC.

Alcan is a multinational, market-driven company and a global leader in aluminum and specialty packaging with 2002 revenues of US$12.5 billion.  With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service.  Alcan employs approximately 48,000 people and has operating facilities in 38 countries.

NOTE ON FORWARD LOOKING STATEMENTS

Statements made in this press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits and other factors within the countries in which the Company operates or sells its products and other factors relating to the Company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

DEFINITIONS

"GAAP" refers to Canadian Generally Accepted Accounting Principles

Other Specified Items include, for example: restructuring charges; asset impairment charges; unusual environmental charges; gains and losses on non-routine sales of assets, businesses or investments; gains and losses from legal claims; gains and losses on the redemption of debt; income tax adjustments related to prior years and the effects of changes in income tax rates; and other items that do not typify normal business activities.

EVA® indicates the difference between the return on capital and the cost of using that capital over the same period.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.
All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Wednesday, April 16, 2003 at 10:00 a.m. and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, quarterly earnings, investor presentation and supplementary information) is available at www.alcan.com., using the Investors link.

MEDIA CONTACT: Joseph Singerman
Tel.:+1 (514) 848-1355

INVESTMENT COMMUNITY CONTACT: Jo-Ann Longworth
Tel.:+1 (514) 848-8368

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME
(unaudited)

Three months ended March 31
(in millions of US$, except per share amounts)	2003	2002

Sales and operating revenues	3,273	2,937
Costs and expenses
Costs of sales and operating expenses	2,585	2,331
Depreciation and amortization	231	205
Selling, administrative and general expenses	165	139
Research and development expenses	29	28
Interest (note 1)	49	50
Restructuring, impairment and other special charges	2	14
Other expenses (income) - net	57	7
	3,118	2,774
Income before income taxes and other items	155	163
Income taxes	141	78
Income before other items	14	85
Equity income	-	1
Minority interests	(1)	-
Net income	13	86
Dividends on preference shares	2	1
Net income attributable to common shareholders	11	85
Net income per common share - basic	0.04	0.26
Net income per common share - diluted	0.04	0.26
Dividends per common share	0.15	0.15

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF RETAINED EARNINGS
(unaudited)

Three months ended March 31 (in millions of US$)	2003	2002

Retained earnings - beginning of period	3,503	3,326 *
Net income	13	86
Dividends
- Common	(48)	(48)
- Preference	(2)	(1)
Retained earnings - end of period	3,466	3,363

*  Restated in 2002 to reflect accounting change of $(748) with respect to impairment of goodwill.

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited for 2003)

(in millions of US$)	March 31, 2003	December 31, 2002

ASSETS
Current assets
Cash and time deposits	111	110
Trade receivables
(net of allowances of $57 in 2003 and $59 in 2002)	1,437	1,300
Other receivables	476	553
Inventories
. Aluminum operating segments
.Aluminum	946	905
.Raw materials	376	390
.Other supplies	292	296
	1,614	1,591
. Packaging operating segment	409	396
	2,023	1,987
	4,047	3,950
Deferred charges and other assets	645	667
Property, plant and equipment
. Cost (excluding Construction work in progress)	17,891	17,798
. Construction work in progress	615	573
. Accumulated depreciation	(8,367)	(8,138)
	10,139	10,233
Intangible assets, net of accumulated amortization of $63 in 2003 and $56 in 2002	329	332
Goodwill	2,357	2,356
Total assets	17,517	17,538

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd) (unaudited for 2003)

(in millions of US$)	March 31, 2003	December 31, 2002

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Payables and accrued liabilities	2,360	2,337
Short-term borrowings	352	385
Debt maturing within one year	334	295
	3,046	3,017
Debt not maturing within one year	3,105	3,187
Deferred credits and other liabilities	1,454	1,419
Deferred income taxes	1,166	1,140
Minority interests	135	150

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
. Common shares	4,708	4,703
. Retained earnings	3,466	3,503
. Deferred translation adjustments	277	259
	8,451	8,465
	8,611	8,625
Total liabilities and shareholders' equity	17,517	17,538

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

Three months ended March 31 (in millions of US$)
	2003	2002

OPERATING ACTIVITIES
Net income	13	86
Adjustment to determine cash from operating activities:
Depreciation and amortization	231	205
Deferred income taxes	24	3
Change in operating working capital:
. Change in receivables	(43)	6
. Change in inventories	(23)	32
. Change in payables	15	(92)
. Total change in operating working capital	(51)	(54)

Change in deferred charges, other assets, deferred credits and other liabilities - net	72	24
Other - net	5	(6)
Cash from operating activities	294	258

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) (unaudited)

Three months ended March 31 (in millions of US$)
	2003	2002

FINANCING ACTIVITIES
New debt	3	131
Debt repayments	(85)	(171)
	(82)	(40)
Short-term borrowings - net	(26)	(127)
Common shares issued	5	6
Dividends
. Alcan shareholders (including preference)	(50)	(49)
. Minority interests	(9)	(1)
Cash used for financing activities	(162)	(211)
INVESTMENT ACTIVITIES
Property, plant and equipment	(134)	(107)
Business acquisitions	(5)	-
	(139)	(107)
Net proceeds from disposal of businesses, investments and other assets	7	36
Cash used for investment activities	(132)	(71)
Effect of exchange rate changes on cash and time deposits	1	1
Increase (decrease) in cash and time deposits	1	(23)
Cash and time deposits - beginning of period	110	119
Cash and time deposits - end of period	111	96

ALCAN INC.

(in millions of US$, except per share amounts)

1. CAPITALIZATION OF INTEREST COSTS

Total interest costs in the first quarter were $50 (2002: $50) of which $1 was capitalized (2002: nil).

2. PROPOSED ACQUISITIONS

Agreements to acquire Baltek Corporation

On March 5, 2003, the Company announced that it has entered into agreements to acquire Baltek Corporation (Baltek) for approximately $35.  Baltek, the world leader in balsa-based composite materials, has production and sales facilities around the world.

The transaction, which is subject to approval by Baltek's shareholders, has received the approval of Baltek's board of directors and the support of its major shareholders.  Completion is subject to other usual conditions for a transaction of this nature, although no clearances from anti-trust or competition authorities are required. The Company expects the transaction to be completed in the second quarter of 2003.

Acquisition of VAW Packaging

On February 24, 2003, the Company received clearance from the European Commission to complete its agreement to purchase VAW Packaging (FlexPac) from Norsk Hydro for approximately €345 million. FlexPac includes 14 plants in 8 countries and has 5,400 employees.  FlexPac comprises a set of custom manufacturing businesses producing high-quality flexible packaging products for a wide variety of end-use customers and manufacturers' of consumer goods, including those in the food, dairy and pharmaceutical industries.  The transaction is expected to be completed in the second quarter of 2003 once the various remaining conditions are met.